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                                                                      Exhibit 12

                   BELL ATLANTIC CORPORATION AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges

                             (Dollars in Millions)
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                                                                    Six months
                                                                  ended June 30,
                                                                       1994
                                                                       ----
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Income before provision for income taxes and extraordinary item...    $1,329.1
Equity in income of less than majority-owned subsidiaries.........       (39.0)
Dividends from less than majority-owned subsidiaries..............         4.7
Interest expense, including interest on capital lease obligations.       320.3
Portion of rent expense representative of the interest factor.....        52.1
                                                                      --------

Income, as adjusted...............................................    $1,667.2
                                                                      ========

Fixed charges:
Interest expense, including interest on capital lease obligations.    $  320.3
Portion of rent expense representative of the interest factor.....        52.1
Interest capitalized on construction..............................         2.4
                                                                      --------

Fixed charges.....................................................    $  374.8
                                                                      ========

Ratio of Earnings to Fixed Charges................................        4.45
                                                                      ========
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